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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

SEPCO Industries, Inc., a Texas corporation

         American MRO, Inc., a Texas corporation and wholly owned subsidiary of SEPCO Industries, Inc.

         Bayou Pumps, Inc., a Texas corporation and wholly owned subsidiary of SEPCO Industries, Inc.

Pelican States Supply Company, Inc., a Nevada corporation

DXP Acquisition, Inc., a Nevada corporation (doing business as Strategic Supply, Inc.)